EXHIBIT 10.1
April 25, 2007
Mr. Daniel R. Feehan
1707 Catalina Ct.
Fort Worth, TX 76107

Re:	Extension of Amended and Restated Executive Employment Agreement dated as of January 24, 2004 between Cash America International, Inc. and Daniel R. Feehan (“Employment Agreement’)
Dear Mr. Feehan:
     I am pleased to notify you that the Management Development and Compensation Committee (the “Committee”) of the Cash America International, Inc. Board of Directors has elected to extend your Employment Agreement for an additional one-year renewal term commencing May 1, 2007 and ending April 30, 2008. The current term of your Employment Agreement expires April 30, 2007.
     We are providing you this notice in accordance with Section 5.2 of your Employment Agreement. Under that Section, this committee may extend the term of your Employment Agreement for additional successive one-year terms by notifying you in writing of its intention to extend the Employment Agreement. Please execute this letter in the place provided below to evidence your agreement to the extension of the term of the Employment Agreement and your agreement to waive the 60-day notice period described in Section 5.2 of the Employment Agreement.

Yours truly,

/s/ B. D. Hunter

B. D. Hunter, Chairman
Management Development and
Compensation Committee of the
Cash America International, Inc.
Board of Directors
Agreed and Accepted

/s/ Daniel R. Feehan Daniel R. Feehan